1
                                              Exhibit (d) (ii) under Form N-1A
                                          Exhibit (10) under Item 601/Reg. S-K

                            SUB-ADVISORY AGREEMENT
                                  CCB Funds



      THIS SUB-ADVISORY AGREEMENT (the "Agreement") is made between Commerce Capital Management, Inc., an investment adviser headquartered in Durham, North Carolina (hereinafter referred to as "Adviser") and Franklin Street Advisors, Inc., a North Carolina corporation headquartered in Chapel Hill, North Carolina (hereinafter referred to as the "Sub-Adviser").

                            W I T N E S S E T H :

      That the parties hereto, intending to be legally bound hereby agree as follows:

      1.    Appointment.
            -----------

      Adviser serves as the investment adviser to CCB Equity Fund (the "Fund"), a portfolio of CCB Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Trust"). In this capacity, Adviser desires to employ the services of Sub-Adviser and Sub-Adviser agrees to furnish the services for the compensation as set forth below.

      2.    Services as Sub-Adviser.
            -----------------------

      Sub-Adviser shall furnish certain investment advisory services to Adviser, as may from time to time be reasonably requested by Adviser, including investment research, statistical and other factual information, and recommendations based on Sub-Adviser's analysis, and assistance to the Adviser in identifying securities for potential purchase and/or sale.

      3.    Compensation.
            ------------

      For its services under this Agreement, Adviser shall pay to Sub-Adviser an annual fee in quarterly installments (the "Sub-Advisory Fee") as set forth in Exhibit A hereto. In the event that the fee due from the Trust on behalf of the Fund to Adviser (the "Advisory Fee") is reduced in order to meet expense limitations imposed on the Fund by state securities laws or regulations, or in the event that all or a portion of the Advisory Fee is voluntarily waived by the Adviser, the Sub-Advisory Fee shall be reduced in an amount so that the Sub-Advisory Fee shall always be an amount equal to 65/85 of the Advisory Fee.

      Notwithstanding any other provision of this Agreement, if the Fund's expenses exceed such lower expense limitations, the Sub-Adviser may from time to time and for such periods as it deems appropriate voluntarily reduce its compensation (and, if appropriate, assume expenses of the Fund) by notice to the Trust.


      4.    Term of Agreement.
            -----------------

            (a) The effective date of this Agreement shall be the date as specified by the parties in Exhibit A hereto ("Effective Date"). This Agreement shall continue in effect for the period specified in Exhibit A, provided each annual continuance is specifically approved at least annually:
(i) by the vote of a majority of the Trust's Board of Trustees who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act of 1940, the "Act") of any such party cast in person at a meeting called for the purpose of voting on such approval; and (ii) either by the vote of a majority of the Trust's Board of Trustees or by the vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund.

            (b) This Agreement may be terminated at any time without the payment of any penalty: (i) by the Trust's Board of Trustees or by a vote of a majority of the outstanding voting securities, as defined in the Act, of the Fund upon sixty (60) days' written notice to Adviser; or (ii) by Sub-Adviser or Adviser upon 120 days' written notice to the other party to the Agreement.

            (c) This Agreement shall automatically terminate: (i) in the event of its assignment, as defined in the Act; or (ii) in the event of termination of the Investment Advisory Contract between Adviser and the Trust (the "Investment Advisory Contract") for any reason whatsoever.

      5.    Modification of Relationships.
            -----------------------------

      So long as both Adviser and Sub-Adviser shall be legally qualified to act as an investment adviser to the Fund, neither Adviser nor Sub-Adviser shall act as an investment adviser (as such term is defined in the Act) to the Fund except as provided herein and in the Investment Advisory Contract or in such other manner as may be expressly agreed between Adviser and Sub-Adviser.

      Provided, however, that if the Adviser or Sub-Adviser shall resign prior to the end of any term of this Agreement or for any reason be unable or unwilling to serve for a successive term which has been approved by the Trust's Board of Trustees pursuant to the provisions of Section 4 of this Agreement or Section 6 of the Investment Advisory Contract, the remaining party, Sub-Adviser or Adviser, as the case may be, shall not be prohibited from serving as an investment adviser to the Fund by reason of the provisions of this Section 5.

      6.    Standard of Care.
            ----------------

      Sub-Adviser shall exercise its best judgment in rendering the services listed in Section 2 above. Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or shareholders of the Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect Sub-Adviser against liability to the Fund or to its shareholders to which Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of Sub-Adviser's reckless disregard of its obligations and duties under this Agreement ("disabling conduct").
Except for such disabling conduct, the Adviser shall indemnify the Sub-Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-Adviser) against any liability arising from the Sub-Adviser's conduct under this Agreement. It is agreed that the Sub-Adviser shall have no responsibility or liability for the accuracy or completeness of the Adviser's Registration Statement under the Act and the Securities Act of 1933, as amended, except for information supplied by the Sub-Adviser for inclusion therein.


      7.    Service to Other Accounts.
            -------------------------

      Nothing in this Agreement shall prevent the Sub-Adviser or any "affiliated person" (as defined in the Act) of the Sub-Adviser from acting as investment adviser or manager for any other person, firm or corporation and shall not in any way limit or restrict the Sub-Adviser or any such affiliated person from buying, selling or trading any securities for its or their own accounts of for the accounts of others for whom it or they may be acting, provided, however, that the Sub-Adviser expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Adviser under this Agreement. In addition, the Adviser understands that the persons employed by Sub-Adviser to assist in the performance of Sub-Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of Sub-Adviser or any affiliate of Sub-Adviser to engage in and devote time and attention to other businesses or to render services of any kind or nature. The Sub-Adviser shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, have no authority to act or represent the Adviser in any way or otherwise be deemed an agent of the Adviser.

      8.    Reference to the Sub-Adviser.
            ----------------------------

      Neither the Adviser or any affiliate or agent thereof shall make reference to or use the name of the Sub-Adviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Sub-Adviser, which approval shall not be unreasonably withheld.

      9.    Amendment.
            ---------

      This Agreement may be amended from time to time by agreement of the parties hereto provided that such amendment shall be approved both by the vote of a majority of the Trust's Board of Trustees, including a majority of Trustees who are not parties to this Agreement or interested persons, as defined in the Act, of any such party at a meeting called for that purpose, and by the holders of a majority of the outstanding voting securities, as defined in the Act, of the Fund.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers this 10th day of May, 2001.



                                    COMMERCE CAPITAL MANAGEMENT, INC.



                                    By:  /s/ Robert P. Langell
                                         -------------------------
                                    Name:  Robert P. Langell
                                    Title:  Chairman and CEO


                                    FRANKLIN STREET ADVISORS, INC.



                                    By:  /s/ Robert V. Fulp
                                         -------------------------
                                    Name:  Robert V. Fulp
                                    Title:  Vice President


                                  Exhibit A

                               CCB Equity Fund

                            Sub-Advisory Agreement

      THIS EXHIBIT A (the "Exhibit") to the Sub-Advisory Agreement dated May 10, 2001 between Commerce Capital Management, Inc., an investment adviser headquartered in Durham, North Carolina ("Adviser") and Franklin Street Advisors, Inc., a North Carolina corporation headquartered in Chapel Hill, North Carolina ("Sub-Adviser")';

      For all services rendered by Sub-Adviser under the Agreement, Adviser shall pay Sub-Adviser a Sub-Advisory Fee equal to .65 of 1% of the average daily net assets of the Fund.

      The effective date of the Agreement shall be the 10th day of May, 2001 to be renewed on or before May 9, 2003 and annually thereafter.

      This Exhibit duly incorporates by reference the Sub-Advisory Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers, and their corporate seals to be affixed hereto this 10th day of May, 2001.


                                    COMMERCE CAPITAL MANAGEMENT, INC.




                                    By:  /s/ Robert P. Langell
                                         -------------------------
                                    Name:  Robert P. Langell
                                    Title:  Chairman and CEO


                                    FRANKLIN STREET ADVISORS, INC.



                                    By:  /s/ Robert V. Fulp
                                         -------------------------
                                    Name:  Robert V. Fulp
                                    Title:  Vice President